Exhibit 107
Calculation of Filing Fee Table
Form F-3
(Form Type)

Waldencast plc
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, par value $0.0001 per share	Rule 457(c)	9,819,000	$2.32	$22,780,080	0.0001381	$3,145.93

(1)    Consists of an aggregate of 9,819,000 shares of the Registrant’s Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary Shares”), consisting of (i) an aggregate of 3,273,000 Class A ordinary shares that were issued to NVQ Investors Holding, LLC, a Delaware limited liability company (“NVQ Holding”) and Croma-Pharma GmbH, a company organized under the laws of Austria (“Croma”), as the first milestone achievement pursuant to a common stock purchase agreement (the “Stock Purchase Agreement”), by and among the Registrant, Croma, NVQ Holding and the other parties named therein; and (ii) up to an aggregate of 6,546,000 Class A ordinary shares that may be issued to Croma and NVQ Holding, respectively, as additional milestone achievements under the Stock Purchase Agreement (the “Additional Contingent Shares”). The actual number of Additional Contingent Shares issuable to Coma and NVQ Holding, if any, could be less than the 6,546,000 Additional Contingent Shares. As such, the Registrant may not issue all of the Additional Contingent Shares registered for resale in this registration statement. This presentation is not intended to constitute an indication or prediction of whether any of the future milestones will be achieved.
(2)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.
(3)    Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the Registrant’s Class A ordinary shares quoted on The Nasdaq Stock Market LLC on December 2, 2025.